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                                                                    Exhibit 10.7


                      MICROSOFT STANDARD MERCHANT AGREEMENT

      This Agreement, by and between MICROSOFT CORPORATION ("MS"), a Washington corporation, with its principal offices at On Microsoft Way, Redmond, WA 98052 and Internet Fashionmall.com, a Limited liability corporation, with its principal offices at 575 Madison Ave., 7th floor, New York, NY 10022 ("Merchant") is made and entered into as of the latter of the two signature dates below (the "Effective Date").

Merchant and MS agree as follows:

1. LINKS TO WEBSITES: MS shall include within the web site currently titled "The Microsoft Plaza" or such replacement sites which MS may provide from time to time under this Agreement (the "Plan Site") either a text link or logo link (as provided by Merchant in accordance with the specifications provided by MS) (the "Merchant Link") to Merchant's web site (the "Merchant Site"). The placement type and position of the Merchant Link within the Plaza Site shall be at MS' sole discretion. MS may, in its sole discretion, include the Merchant Link to the Merchant Site within other web sites owned, controlled or operated by MS or any affiliated company, including without limitation MSNBC, Computing Central, Sidewalk, Microsoft Start, MSN Premier, msn.com and microsoft.com (the "Microsoft Site(s)"). The inclusion, placement type and position of the Merchant Link within any Microsoft Site shall be at MS' sole discretion. Merchant shall include a logo link to the Plaza Site on the web page linked to by the Merchant Link included in the Plaza Site (the "Plaza Link Page") in a mutually acceptable location in accordance with the Logo Linking Guidelines attached hereto so Exhibit A. Merchant shall include a similar reciprocal logo link, as may be provided by MS from time to time, to the applicable Microsoft Sites in accordance with the logo linking guidelines for such logo link as provided from time to time by MS.

2. PROMOTIONS: Merchant shall submit to MS, at least fifteen (15) days prior to the first day of each month during the Term, information regarding current promotions being offered by Merchant which may be used by MS in its sole discretion, in the pre-programmed Daily Specials area of the Plaza Site or the Microsoft Sites during the applicable month. MS shall provide the guidelines for such programs and Merchant shall provide all information in accordance with such guidelines.

3. CUSTOMER SERVICE: Merchant shall be solely responsible for the Merchant Site (including all usage by users which linked to the Merchant Site through the Plaza Site and/or any Microsoft Site) including but not limited to customer service, web operations, product support, quality and availability of products and/or services made available at the Merchant Site, fulfillment of orders and returns. Merchant shall ensure that all users of the Merchant Site placing an order for product(s) and/or service(s) are timely advised of the status of such purchase(s) including the timely confirmation of all orders via electronic mail. Merchant shall provide electronic mall capabilities between the user and Merchant. Merchant shall ensure that the Merchant Link meets or exceeds the industry performance standards for links from the Plaza Site and the Microsoft Sites to Merchant's Site.

4. MERCHANT REPORTING: Merchant shall develop, implement and maintain the technology required to track usage of the Merchant Site by users linking to the Merchant Site from the Plaza Site and/or any Microsoft Site and provide MS with monthly usage reports no later than ten (10 days following the end of each month of the Term. Such reports shill include, at a minimum, traffic from refuting URL to the Merchant Site, number of unique users, number of daily orders, total revenue and average revenue per order.

5. FEES: During the Term of this Agreement, Merchant shall pay MS five hundred dollars (US $500) per month no later than the fifth day of each month of the Term (the "Guaranteed Fee). Additionally, Merchant shall pay MS fifty percent (50%) of the commission earned by Fashionmall.com, to a minimum limit of 5% and a maximum limit of 15% per applicable order, less actual returns and actual bad debt applicable to such Net Sales incurred during the applicable period (the "Commission"). Commissions shall be due monthly to MS less the Guaranteed Fee for the applicable month no later than five (5) days following the last day of each month of the Term. As used herein "Commission earned" shall reflect the difference, as percentage, between what merchandise is sold for and what Fashionmall.com pays to its suppliers for the merchandise for merchandise sold to users who have linked to the Merchant site through the Merchant Link included in the Plaza Site or any Microsoft Site. Merchant shall submit to MS


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within ten (10) days after the end of each month of the Term complete and accurate reports, in the form requested by MS of the Gross Revenue for such month and any other information relevant to the calculation of fees hereunder. Merchant shall also indicate in such reports how such amounts were calculated. Receipt or acceptance by MS of any reports or payments shall not prevent MS from questioning the accuracy of such reports or payments at any time, up to two (2) years after receipt of the report or payment, and in the event that any mistake is discovered in any such report or payment, and Merchant is apprised of it, Merchant shall immediately rectify the mistake.

6. AUDITS: During the Term of this Agreement and for two (2) years thereafter, Merchant agrees to keep all usual and proper records and books of account and all usual and proper entries relating to the calculation of Gross Revenue, including, without limitation, any specific items required to be reported under this Agreement. During the above referenced period, MS shall have the right to cause an audit and/or inspection to be made of the applicable Merchant records and facilities in order to verify statements issued by Merchant and Merchant's compliance with the terms of this Agreement. Any such audit shall be conducted by an independent certified public accountant selected by MS' (other than on a contingent fee basis). Merchant agrees to provide MS' designated audit or inspection team access to the relevant Merchant records and facilities. Such audits shall be made no more often than once every twelve (12) months. If an audit reveals that Merchant has under-paid MS by five percent (5%) or more of the amounts due for any audited period of time, Merchant agrees, in addition to recomputing and making immediate payment to MS of all amounts due, plus interest at the highest prime rate set forth from time to time in the Wall Street Journal in the United States during the period that such amount is outstanding plus two percentage points (or, if less, at a rate equal to the highest rate permitted under applicable law), based on the actual and true amounts due and owing, to pay MS all reasonable costs and expenses incurred by MS in conducting such audit, including, but not limited to, any amounts paid to any auditor or attorney.

7. TERM: The term of this Agreement (the "Term") shall begin on the Effective Date and shall continue for a period of twelve ([12]) months following the Effective Date. The Term shall automatically extend for consecutive six (6) month periods unless either party notifies the other party in writing of its intent not to renew the Term at least thirty (30) days prior to the expiration date of the initial term or any renewal period. Notwithstanding the foregoing, either party shall have the right to terminate this agreement upon sixty (60) days written notice to the other party. If either MS or Merchant defaults under this Agreement, the non-defaulting party will notify the other in writing. If the failure is not cured within ten (10) business days after written notice is received by the notified party, or if, in the event that the default is incapable of being cured within ten (10) business days and the notified party does not undertake a good faith effort to cure the failure within the ten (10) business day period, the non-defaulting party may terminate this Agreement with no further obligation to the notified party; except for payment of any amount properly due pursuant to Section 5.

8. REMOVAL OF LINK: in the event that MS receives a claim of infringement concerning the Merchant Link or a deem which alleges a breach of Section 3, the parties agree that MS may, in addition to any other remedies provided for herein, immediately remove the Merchant Link from the Plaza Site at its sole discretion, pending receipt of a non-infringing replacement link or satisfactory resolution of the claim and any such removal shall not constitute a breach of this Agreement.

9. WARRANTIES: Merchant warrants, represents and agrees that (a) all products and/or services offered, sold or otherwise provided as part of the Merchant Site are made, offered, sold or otherwise provided in compliance with applicable laws and will not infringe the copyrights, trademarks, service marks or any other proprietary right of any third party, (b) except as specifically provided for in Exhibit A or as otherwise agreed to in writing by the parties, Merchant will not use in any manner any of MS or any affiliated companies' trade names, trademarks, logos or product names, (c) the Merchant Site is in compliance with all applicable laws, and (d) Merchant has the power and authority to enter into and perform its obligations under this Agreement. MS warrants, represents and agrees that (a) the Plaza Site is in compliance with all applicable laws, and
(b) MS has the power and authority to enter into and perform its obligations under this Agreement. THIS SECTION CONTAINS THE ONLY WARRANTIES, EXPRESS OR IMPLIED, MADE BY MERCHANT AND MS. ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARE EXPRESSLY EXCLUDED AND DECLINED, EACH PARTY DISCLAIMS ANY IMPLIED WARRANTIES, PROMISES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND/OR NON-INFRINGEMENT, WHETHER AS TO THE PLAZA SITE, THE MERCHANT SITE,


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ANY SERVICES RENDERED BY MS AND/OR THE TECHNOLOGY DEPLOYED IN CONNECTION
THEREWITH.

10. INDEMNIFICATION: The parties agree to indemnify, defend, and hold each other and their successors, officers, directors and employees harmless from any and all actions, causes of action, claims. demands, costs, liabilities, expenses (including reasonable attorneys' fees) and damages arising out of or in connection with any claim made by a third party which, if true, would be (a) a breach by Merchant of Section 3; or (b) a breach by either party of any warranty set forth in this Agreement. The party seeking indemnification shall notify the indemnifying party in writing of any claim for which indemnification is sought.

11. LIMITATION OF LIABILITY: IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, OR SPECIAL DAMAGES WHATSOEVER, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE, INCURRED BY THE OTHER PARTY ARISING OUT OF THIS AGREEMENT (PROVIDED THAT THIS LIMITATION SHALL NOT LIMIT EITHER PARTY'S OBLIGATION TO INDEMNIFY THE OTHER PARTY FOR THIRD PARTY CLAIMS WHICH INCLUDE SUCH DAMAGES), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. BECAUSE SOME STATES DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, THE ABOVE LIMITATION MAY NOT APPLY.

12. CONFIDENTIALITY: If MS and Merchant have entered into a MS Non-Disclosure Agreement, MS and Merchant agree that the terms of such agreement shall be deemed incorporated herein, and further, that all terms and conditions of this Agreement shell be deemed Confidential Information as defined therein. If MS and Merchant have not entered into a MS Non-Disclosure Agreement, then Merchant agrees that at all times during the term of this Agreement, and for five (5) years thereafter, Merchant will hold in strictest confidence, and will not use or disclose to any third party, any confidential information of MS. The term "confidential information of MS" shall mean an non-public information that MS designates as being confidential, or which, under the circumstances of disclosure ought to be treated as confidential. "Confidential information of MS" includes, without limitation, the terms and conditions of this Agreement, information relating to released or unreleased MS software or hardware products, marketing or promotion of any MS product, business policies or practices of MS customers or suppliers of MS, or information received from others that MS is obligated to treat as confidential. If Merchant has any questions as to what comprises such confidential information, Merchant agrees to consult with MS. "Confidential information of MS" shall not include information that was known to Merchant prior to MS's disclosure to Merchant, or information that becomes publicly available through no fault of Merchant.

13. NOTICES: All notices and requests in connection with this Agreement shall be deemed given as of the day they are received either by messenger, delivery service, or in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed to the party signing this Agreement as set forth in the first paragraph with a copy to MS' Law and Corporate Affairs department or to such other address as the party to receive the notice or request so designates by at least ten (10) days prior written notice to the other.

14. GENERAL PROVISIONS: Merchant is an independent contractor, and nothing in this Agreement shall be construed as creating an employer-employee relationship, partnership, or joint venture between the parties. This Agreement shall be governed by the laws of the State of Washington and the parties consent to the exclusive jurisdiction and venue in the state and federal courts sitting King County, Washington, USA. In any suit or action to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party will be entitled to recover its costs, including reasonable attorneys' fees. This Agreement and any rights and/or obligations hereunder may be assigned by MS but may not be assigned by Merchant without MS' prior written approval. Any attempted assignment, sub-license, transfer, encumbrance or other disposal without such consent shall be void and shall constitute a material default and breach of this Agreement. Except as otherwise provided, this Agreement shall be binding upon and inure to the benefit of the parties' successors and lawful assigns. The section headings used in this Agreement are intended for convenience only and shall not be deemed to affect in any manner the meaning or intent of this Agreement or any provision hereof. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and


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contemporaneous agreements or communications. This Agreement shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of Merchant end MS by their respective duly authorized representatives. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party. In the event that any provision of this Agreement conflicts with governing law or if any provision is held to be null, void or otherwise ineffective or invalid by a court of competent jurisdiction, (i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions. covenants and restrictions of this Agreement shall remain in full force and effect. This Agreement does not constitute an offer by MS and it shall not be effective until signed by both parties.

MICROSOFT CORPORATION                   Fashionmall.com

By /s/ D. Levinger                      By /s/ Ben Narasin
  ---------------------------------       --------------------------------------

Name (Print) D. Levinger                Name (Print) Ben Narasin
            -----------------------                 ----------------------------

Title [ILLEGIBLE]                       Title President
     ------------------------------          -----------------------------------
Date 3/4/98                             Date March 1, 1998
    -------------------------------         ------------------------------------

Merchant Contact Info:
Name: Ben Nerasin, Internet Fashion Mall LLC
Address: 575 Madison Avenue, 7th Floor, New York, NY 10022
Phone: 212-891-4054
Fax: 212-891-8033
Email: ben@fashionmall.com


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                                    EXHIBIT A

             GUIDELINES FOR DISPLAYING THE MICROSOFT PLAZA LINK LOGO

These are the Microsoft policies for displaying the Microsoft Plaza link logo by merchants who have executed a MICROSOFT STANDARD MERCHANT AGREEMENT (the "Agreement"). Please consult Microsoft's other trademark and logo policies for questions concerning other brands.

1. Except as Microsoft may authorize elsewhere, you may display only the link logo shown below ("Logo"). By downloading the Logo and signing the Agreement you agree to be bound by these Policies.

2. You shall display the Logo on your Plaza Link Page, as this term is defined in the Agreement, and you may display the Logo on all other pages included in the Merchant Site, as this term is defined in the Agreement, which are linked to by users of the Plaza Site but not in any other manner. It must always be an active link to The Microsoft Plaza homepage at http://www.plaza.msn.com/. HTML code for the link is shown below.

3. The Logo GIF includes the words "To Microsoft Plaza", describing the significance of the Logo on your site (i.e., the Logo is a link to The Microsoft Plaza, not an endorsement of your site). You may not remove or alter this or any other element of the Logo.

4. You may only display the Logo on your Plaza Link Page and other pages in the Merchant Site that make accurate references to The Microsoft Plaza. The Logo must be displayed "above the fold" (as such term is generally used within the Internet industry) and/or adjacent to those references. Your web page title and other trademarks and logos must appear at least as prominent as the Logo. You may not display the Logo in any manner that implies sponsorship, endorsement, or license by Microsoft or any affiliated company.

5. The Logo must appear by itself, with a minimum spacing (the height of the Logo) between each side of the Logo and other graphic or textual elements on your page. The Logo may not be used as a feature or design element of any other logo.

6. Except for size subject to the terms herein, you may not alter the Logo in any manner, including proportions, colors, elements, etc., or animate, morph or otherwise distort its perspective or two-dimensional appearance.

7. You may not display the Logo on any site that disparages Microsoft or any affiliated company, or its products or services, infringes any intellectual property or other rights of Microsoft or any affiliated company, or violates any state, federal or international law.

8. These Policies do not grant a license or any other right in Microsoft's logos or trademarks. Microsoft reserves the right in its sole discretion to terminate or modify permission to display the Logo at any time. Microsoft reserves the right to take action against any use that does not conform to these Policies, infringes any Microsoft intellectual property or other right, or violates other applicable law.

9. MICROSOFT DISCLAIMS ANY WARRANTIES THAT MAY BE EXPRESS OR IMPLIED BY LAW REGARDING THE LOGO, INCLUDING WARRANTIES AGAINST INFRINGEMENT.


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Exhibit B

Co-Marketing Agreement

1. Fashionmall.com will feature the Plaza on their New section for a minimum of four weeks over the course of the contract with dates to be mutually agreed upon with MS.

2. Fashionmall.com will provide the Plaza with co-marketing opportunities once per quarter over the course of the contract may include but are not limited to press releases, emails to user base, branding at trade shows and/or other opportunities to be mutually agreed upon with MS.


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